Exhibit 3.1

ECOARK HOLDINGS, INC.

SECOND CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

July 14, 2022

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”) and Article IV of the Articles of Incorporation, as amended (the “Articles”) of Ecoark Holdings, Inc. (the “Corporation”):

WHEREAS, on June 8, 2022, following the approval of the Board of Directors of the Corporation (the “Board”), the Corporation filed with the Secretary of State of the State of Nevada, the Certificate of Designation of the Rights, Preferences and Limitations of Series A Convertible Preferred Stock (as amended, the “Certificate”); and

WHEREAS, it is the desire of the Board to amend the Certificate; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS, adopted the following resolutions:

RESOLVED, that that the Certificate be amended as follows:

Section 6(a) of the Certificate is amended by deleting the last sentence and replacing it with the following:

No conversion shall be permitted to the extent that it violates the Rules of the Principal Market including the issuance of more than 19.9% of a class of equity security outstanding as of any applicable Conversion Date, which for the avoidance of doubt shall take into account the issuance of the Commitment Shares under the Securities Purchase Agreement.

Section 11(j) of the Certificate is amended to read in its entirety as follows:

(j) invest in, purchase or acquire, directly or indirectly, in one or a series of related transactions, any assets or capital stock of any Person other than a Subsidiary, wherein the aggregate purchase price or other consideration payable for such assets or capital stock shall exceed $100,000 in any one transaction or $250,000, in the aggregate. Provided, however, nothing contained in this Certificate (whether in this Section 11(j) or otherwise) shall require the consent of any Holder if the Corporation merges or consolidates with or exchanges its shares of capital stock or capital stock of any Subsidiary with any Person which has a class of capital stock which is quoted on any market operated by OTC Markets or any successor or listed on any national securities exchange approved by the Commission (any, a “Transaction”) if the Transaction is treated as a reverse merger for accounting purposes under GAAP and/or the Rules of the Commission;

IN WITNESS WHEREOF, Ecoark Holdings, Inc. has caused this Certificate of Amendment to be signed by the undersigned as of the date first written above.

ECOARK HOLDINGS, INC.

By:	/s/ Randy May
Name:	Randy May
Title:	Chief Executive Officer

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